EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to 1,500,000 ordinary shares of Magic Software Enterprises Ltd. (the “Company”) issuable upon exercise of options reserved for issuance under the Magic Software Enterprises Ltd.‘s 2007 Incentive Compensation Plan, of our report dated January 26, 2007 with respect to the financial statements of Magic Software Japan K.K. as of December 31, 2006 and for the year then ended, appearing in Amendment No.1 to the Company’s Annual Report on Form 20-F/A (for the fiscal year ended December 31, 2006), filed with the Securities and Exchange Commission on September 26, 2007.

/s/ KDA Audit Corporation
KDA Audit Corporation
Registered Auditors

Tokyo, Japan
March 4, 2008